 Exhibit (a)(2)(B)
FOR IMMEDIATE RELEASE
Hospitality Investors Trust, Inc. Announces Increase in Purchase Price in Self-Tender Offer for 1,000,000 Shares To $6.75 Per Share and Extension of Expiration Date to December 22, 2017
New York, New York, November 15, 2017 – Hospitality Investors Trust, Inc. (“Hospitality Investors Trust” or the “Company”) announced today that it has increased the purchase price in its self-tender offer (the “Company Offer”) for up to 1,000,000 shares of the Company’s common stock (“Shares”) from $6.50 per Share to $6.75 per Share. The Company has also extended the expiration date of the Company Offer from 5:00 p.m., New York City time, on December 11, 2017, to 5:00 p.m., New York City time, on December 22, 2017, in order to provide stockholders additional time to evaluate the Company Offer.
The Company is making the Company Offer in response to an unsolicited offer by MacKenzie Realty Capital, Inc. (“MacKenzie”) to purchase up to 300,000 Shares for cash (the “MacKenzie Offer”) dated October 23, 2017.
On November 9, 2017, the Company was advised that MacKenzie had increased the price per Share in the MacKenzie Offer from $5.53 to $6.75. The Company’s board of directors has determined, in light of the increased price in the MacKenzie Offer, to increase the purchase price in the Company Offer from $6.50 to $6.75 per Share, matching the MacKenzie Offer.
The Company’s board of directors believes that $6.75 per Share, which is the MacKenzie Offer price and the purchase price in the Company Offer, is well below the current and potential long-term value of the Shares. This belief is based on, among other things, the most recent estimated net asset value per Share (the “Estimated Per-Share NAV”) of  $13.20 per Share approved by the Company’s board of directors on June 19, 2017. The purchase price in both the Company Offer and the MacKenzie Offer is 48.9% lower than Estimated Per-Share NAV. If not for the MacKenzie Offer, the Company would not be making the Company Offer. The Company is making the Company Offer only to deter MacKenzie and other potential future bidders that may try to exploit the illiquidity of Shares and acquire them from stockholders at prices substantially below their fair value and to provide stockholders who desire immediate liquidity an alternative to the MacKenzie Offer. The Company Offer is in no way intended to suggest that $6.75 per Share is the fair value of Shares.
Accordingly, the Company’s board of directors and the Company strongly recommend that stockholders DO NOT tender their Shares in the Company Offer or the MacKenzie Offer.
Stockholders may not tender the same Shares in the Company Offer and the MacKenzie Offer. While the purchase price in the Company Offer does not represent a premium to the purchase price in the MacKenzie Offer, the Company still believes the Company Offer is superior to the MacKenzie Offer because the Company Offer is for 1,000,000 Shares (or such greater number as the Company may elect to purchase, subject to applicable law) and the MacKenzie Offer is for 300,000 Shares. Accordingly, there is a greater likelihood stockholders will not be subject to proration and receive payment for less than all the Shares they tender if they participate in the Company Offer instead of the MacKenzie Offer.
The Company Offer will be paid in cash, less the withholding of any applicable taxes and without interest, as further described in the Offer to Purchase, the Letter of Transmittal and other related materials filed with the Securities and Exchange Commission (the “SEC”), including Amendment and Supplement No. 1 to the Offer to Purchase being mailed to the Company’s stockholders on the date hereof with respect to the increased purchase price and the extended expiration date (collectively, as amended and supplemented from time to time, the “Offer Materials”). Unless extended or withdrawn, the Company Offer will expire at 5:00 p.m., New York City time, on December 22, 2017. Upon expiration, payment for the Shares accepted for purchase in the Company Offer will occur promptly in accordance with applicable law.
As of November 14, 2017, approximately 12,000 Shares have been tendered in the Company Offer. Please note that the number of Shares tendered may change significantly between such date and the new expiration date of December 22, 2017. In accordance with rules promulgated by the SEC, the Company may increase the number of Shares accepted for payment in the Company Offer by up to 2% of the outstanding Shares without amending or extending the Company Offer. As of October 31, 2017, there were 39,618,833 Shares issued and outstanding. Accordingly, this could result in the number of Shares accepted for payment in the Company Offer increasing by up to approximately 800,000 Shares.
Stockholders who have not previously tendered Shares in the Company Offer and wish to tender all or any portion of their Shares should follow the instructions in the Offer Materials to tender their Shares in the Company Offer.
Stockholders who have previously tendered their Shares in the Company Offer and do not wish to withdraw the tender of all or any portion of those Shares do not need to take any further action. As a result of the increase in the purchase price from $6.50 per Share to $6.75 per share, any Shares previously tendered into the Company Offer will now be deemed to have been tendered at $6.75 per Share.
Stockholders who have previously tendered Shares in the Company Offer and wish to withdraw the tender of all or any portion of those Shares should follow the procedures for withdrawal of tendered Shares, as set forth in the Offer Materials.
Stockholders who have previously tendered Shares in the Company Offer and wish to increase the number of Shares tendered must submit a new and later-dated Letter of Transmittal containing new instructions in accordance with the procedures contained in the Offer Materials, or, for stockholders who hold Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company, custodian or other nominee and are not the holder of record on the Company’s books, those stockholders must follow the procedures given to them by such broker, dealer, commercial bank, trust company, custodian or other nominee or contact such party and request that any prior instructions with respect to tendered Shares be changed.
To decline the MacKenzie Offer, stockholders should simply ignore it. Stockholders do not need to respond to the MacKenzie Offer.
Questions and requests for assistance or requests for additional copies of the Offer Materials may be directed to the Company by phone at (571) 529-6390 or by mail at 450 Park Avenue, Suite 1400, New York, New York 10022. The Company will promptly furnish to stockholders additional copies of the Offer Materials at its own expense. Stockholders may also contact their financial advisor for assistance concerning the Company Offer.
Important Notice
This press release is a summary provided for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of the Company. The full details of the Company Offer, including complete instructions on how to tender Shares, are included in the Offer Materials, which have been published, sent to stockholders, and filed with the SEC. Stockholders are urged to read carefully the Offer Materials because they contain important information, including the terms and conditions of the Company Offer. Stockholders may obtain free copies of the Offer Materials at the Company’s website at www.HITREIT.com and the SEC’s website at www.sec.gov or by calling the Company at (571) 529-6390. Each stockholder should consult with his, her or its tax advisor, broker, dealer, commercial bank, trust company, custodian or other nominee to evaluate the consequences of tendering or selling shares in the Company Offer.
About Hospitality Investors Trust
Hospitality Investors Trust is a publicly registered, non-traded REIT. Hospitality Investors Trust’s strategy focuses on acquiring stable, institutional quality and strategically located select-service lodging properties in North America branded by premium national hotel brands. For more information on Hospitality Investors Trust, please contact your financial professional or visit the website: www.HITREIT.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts included in this press release, including statements concerning the Company’s plans, objectives, goals, beliefs, business strategies, future events, business conditions, the Company’s results of operations, financial position and the Company’s business outlook, business trends and other information are forward-looking statements. When used in this press release, the words “estimate”, “anticipate”, “expect”, “believe”, “intend”, “may”, “will”, “should”, “seek”, “approximately” or “plan”, or the negative of these words and phrases, or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management.
Forward-looking statements are not historical facts, and are based upon the Company’s current expectations, beliefs, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond the Company’s control. The Company’s expectations, beliefs, estimates and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. There are a number of risks, uncertainties and other important factors, many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from the forward-looking statements contained in this press release. Such risks, uncertainties and other important factors include, among others, the risks and uncertainties described under the Risk Factors included in the Company’s most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Report on Form 10-Q, in each case as filed with the SEC. The Company cautions you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If the Company updates one or more forward-looking statements, no inference should be drawn that the Company will make additional updates with respect to those or other forward-looking statements.